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                                                                    EXHIBIT 21.1


                      NETWORK EQUIPMENT TECHNOLOGIES, INC.

                     Wholly Owned Subsidiaries of Registrant
                               As of June 1, 2003


N.E.T. APLA, Inc. (State of Incorporation: Delaware)

N.E.T. Cone Sul do Brasil Ltda. (Incorporated Under the Laws of Brazil)

N.E.T. de Mexico, S. de R.L. de C.V. (Incorporated Under the Laws of Mexico)

N.E.T. Southeast Asia Pte Ltd. (Incorporated Under the Laws of Singapore)

N.E.T. China, Inc. (State of Incorporation: Delaware)

N.E.T. Europe, Ltd. (Incorporated Under the Laws of England)

N.E.T. Europe S.AS. (Incorporated Under the Laws of France)

N.E.T. Federal, Inc. (State of Incorporation: Delaware)

N.E.T. Japan, Inc. (State of Incorporation: Delaware)

Netdotcom Broadband Technologies, Inc. (Incorporated Under the Laws of Canada)

Network Equipment Technologies Europe GmbH (Incorporated Under the Laws of Germany)